Exhibit 10.9

Patrick R.Darr President Centreplex Office Building
821 Copilot Centre Boulevard
Largo, Maryland 20774
301-808-4330 - fax 301-808-4332
pdarr@tmtickets.com

February 6, 2006

By Telecopy and UPS

Ticketmaster Corporation

8800 Sunset Boulevard

West Hollywood, California 90069

Attention: Terry Barnes, Chairman and Ed Weiss, Executive Vice President and General Counsel

Re:                             License Agreement (the “License Agreement”) dated May 23, 1991 between Ticketmaster Corporation (“TM”) and Ticketmaster Group Limited Partnership (“TGLP”), as amended, and as previously extended pursuant to a notice dated February 7, 2001 (the “Extension Notice”)

Dear Terry:

The purpose of this letter is to notify TM, pursuant to Section 2 of the License Agreement, that TGLP elects to renew the License Agreement for a second, additional five (5)-year term, commencing on July 1, 2006. We previously agreed in the Extension Notice that the Operational Date under the License Agreement was July 1, 1991. Therefore, July 1, 2006 will be the fifteenth (15th) anniversary of the Operational Date, and also the commencement date of the second, five (5)-year renewal term. The second renewal term will expire on June 30, 2011.

Please sign, date and return this letter to Patrick Darr by telecopy to acknowledge your receipt of this letter and to signify your agreement that the term of the License Agreement has been renewed until June 30, 2011 by this notice. In addition, we are sending via UPS two (2) originals copies of this agreement signed by Patrick Darr. Please sign one (1) original copy and return it to Patrick Darr. Thank you.

Very truly yours,

Ticketmaster Group Limited Partnership

By:	AP Tickets, Inc., Sole General Partner

	By	/s/ Patrick R. Darr
Patrick R. Darr, President

cc:	Michael H. Leahy, Esq.

Receipt of Notice and Renewal of Term of License Agreement Acknowledged and Agreed to:

Ticketmaster corporation

By	/s/ Edward Weiss

Dated: February 16, 2006